Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement No. 333-182635 on Form S-8 of HomeTrust Bancshares, Inc. of our report dated September 28, 2012, with respect to the financial statements of HomeTrust Bank, which appears in HomeTrust Bancshares, Inc.’s 2012 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina
September 28, 2012